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                                                                    Exhibit 99.2
[Fleetwood Logo]
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, CA 92503-5527
Contact:  Boyd R. Plowman, Senior Vice President-Finance (909) 351-3340
          Lyle Larkin, Vice President-Treasurer (909) 351-3535

     FLEETWOOD REPORTS PRELIMINARY SECOND QUARTER AND FIRST HALF REVENUES

  RIVERSIDE, Calif., Nov. 1 /PRNewswire/ -- Fleetwood Enterprises, Inc. (NYSE:
FLE), the nation's largestmanufacturer of recreational vehicles and a leading producer and retailer of manufactured housing, today announced preliminary sales for the second quarter and six months ended October 28, 2001.

    Slower sales of both recreational vehicles and manufactured housing generated second quarter revenues of $593 million, a 21 percent decline from last year's $749 million. Six-month revenues were also down 21 percent to $1.2 billion.

    Recreational vehicle sales for the quarter fell 15 percent to $299 million compared to $349 million a year ago. All RV divisions posted lower second quarter revenues, with the travel trailer division posting the largest decline. Motor home revenues declined nine percent to $172 million and folding trailer sales were down two percent to $32 million. Travel trailer sales of $94 million were off 26 percent from last year, reflecting a disproportionate decline in shipments in the western region of the country.

    Six-month RV sales were off 15 percent from last year's $667 million. Motor home revenues of $306 million were down nine percent, reflecting lower sales for Class C products and almost flat revenues for Class A's. Folding trailer revenues in the first six months declined six percent to $58 million, while travel trailer sales fell 26 percent to $201 million.

    Fleetwood President and CEO Nelson W. Potter commented, "The continued decline in Fleetwood's RV sales in the second quarter reflects the soft market environment prior to September, further affected by the subsequent sharp drop in consumer confidence. Recreational vehicles are typically discretionary purchases, which some consumers are inclined to defer in the face of economic uncertainty. However, we believe that consumer interest in recreation will survive these difficult times and that people who want RVs will buy them as economic conditions stabilize. Recently, sales of motor homes, particularly diesels, have leveled off from a previous pattern of decline and the sales of all of our recreational vehicle products at the recent Pomona, California, RV Show were quite encouraging."

    Manufactured housing sales in the second quarter were off 27 percent to approximately $286 million compared to $391 million a year ago. The lower revenues reflect a difficult market environment that has persisted for well over two years, stemming from excessive retail inventories and restrictive retail financing conditions. Although the industry has seen some improvement on both these fronts in recent months, conditions are still not conducive to sales growth. Housing revenues include wholesale factory sales of $198 million to independent retailers and retail sales of $88 million from Company-owned sales centers. This compares with

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$211 million and $180 million, respectively, last year. Gross manufacturing revenues were off 15 percent to $240 million, including intercompany sales of $42 million to Company-owned retail stores.

    First-half housing sales were $576 million, 27 percent lower than last year's $785 million. Housing revenues in the first six months of fiscal 2002 included $380 million from manufacturing operations and $196 million from retail stores. Sales for the comparable period last year were $448 million and $337 million, respectively. Gross manufacturing revenues, including intercompany sales of $77 million, were approximately $457 million compared to $602 million for last year's first half.

    Commenting further, Potter said, "Our housing group's manufacturing unit continues to do an excellent job of executing its strategy in a contracting market. Despite the prolonged slump in sales, our rightsizing of manufacturing capacity and cost-containment efforts have allowed this segment of our business to remain profitable throughout the downturn. Although our retail housing division is still operating at a loss, we have reduced our store count to 150 stores, and believe we are now at the proper size for current market conditions. We will continue to reduce costs and work to increase per-store sales until we achieve profitability."

    As announced on October 18, 2001, the Company has lowered its earnings expectations for the second quarter from a break-even to a loss. The decline was attributed to the continuing weakness in both its industries, compounded by the negative economic impact of the events of September 11th.
    Final sales and earnings for the October quarter will be reported in about four weeks.

    This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risk factors include, without limitation, continued weakness in the manufactured housing and recreational vehicle markets, Fleetwood's ability to secure additional financing on favorable terms and in a timely manner, the availability of wholesale and retail financing in the future and changes in retail inventory levels in the manufactured housing and recreational vehicle industries. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Fleetwood undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For further information, please contact Boyd R. Plowman, Senior Vice President-Chief Financial Officer, +1-909-351-3340, or Lyle Larkin, Vice President-Treasurer, +1-909-351-3535, both of Fleetwood Enterprises, Inc.


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